Exhibit 99.1
Solera Holdings, Inc. Reports First Quarter 2013 Results
First Quarter Revenue of $195.7 Million, down 1.5% on a GAAP Basis and up 5.8% on a Constant Currency Basis; Adjusted EBITDA Margin of 44.1% on a Reported Basis and 44.2% on a Constant Currency Basis; Company Raises Guidance; Company Announces Quarterly Dividend
WESTLAKE, Texas, Nov. 5, 2012/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the first quarter of fiscal year 2013.
Results for the First Quarter Ended September 30, 2012:
GAAP Results

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Revenue for the first quarter was $195.7 million, a 1.5% decrease over the prior year first quarter revenue of $198.7 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the first quarter increased by approximately 5.8% over the prior year first quarter revenue;

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Net income attributable to Solera Holdings, Inc. for the first quarter was $33.6 million, a 7.7% increase over the prior year first quarter net income attributable to Solera Holdings, Inc. of $31.2 million, which is primarily attributable to an $11.6 million income tax benefit recognized during the quarter as a result of the release of the valuation allowance on certain of our foreign deferred tax assets resulting from a change in local tax law;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the first quarter was $0.48, a 9.1% increase over the prior year first quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.44, which is primarily attributable to an $11.6 million income tax benefit recognized during the quarter as a result of the release of the valuation allowance on certain of our foreign deferred tax assets resulting from a change in local tax law.

“I'm pleased to announce a solid start to fiscal year 2013. On a constant currency basis, our revenue growth was 5.8% and our Adjusted EBITDA margin was 44.2% for the first quarter,” said Tony Aquila, Solera's founder, Chairman and Chief Executive Officer. “We believe that our above-consensus revenue and Adjusted EBITDA are attributable to our ongoing investments in the business, countermeasures we have executed to take advantage of weak macro conditions in Europe, continued customer adoption of our solutions and our operating discipline. With this momentum, we are raising our full-year guidance.”
Non-GAAP Results

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Adjusted EBITDA for the first quarter was $86.3 million, a 1.9% decrease over the prior year first quarter Adjusted EBITDA of $88.0 million. After adjusting for FX Changes, Adjusted EBITDA for the first quarter increased by 5.5% over the prior year first quarter Adjusted EBITDA;

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Adjusted EBITDA margin for the first quarter was 44.1%, a 19 basis point decrease over the prior year first quarter Adjusted EBITDA margin of 44.3%. After adjusting for FX Changes, Adjusted EBITDA margin for the first quarter was 44.2%, a 13 basis point decrease over the prior year first quarter Adjusted EBITDA margin;

•	Adjusted Net Income for the first quarter was $44.4 million, an 11.2% decrease over the prior year first quarter Adjusted Net Income of $50.0 million;

•	Adjusted Net Income per diluted common share for the first quarter was $0.64, an 8.6% decrease over the prior year first quarter Adjusted Net Income per diluted common share of $0.70.
Business Statistics

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EMEA revenues were $110.1 million for the first quarter, representing a 7.1% decrease over the prior year first quarter. After adjusting for FX Changes, EMEA revenues for the first quarter increased 2.9% over the prior year first quarter;

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Americas revenues were $85.6 million for the first quarter, representing a 6.9% increase over the prior year first quarter. After adjusting for FX Changes, Americas revenues for the first quarter increased 10.2% over the prior year first quarter;

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Revenues from insurance company customers were $88.9 million for the first quarter, representing a 1.3% decrease over the prior year first quarter. After adjusting for FX Changes, revenues from insurance company customers for the first quarter increased 5.4% over the prior year first quarter;

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Revenues from collision repair facility customers were $64.4 million for the first quarter, representing a 0.3% decrease over the prior year first quarter. After adjusting for FX Changes, revenues from collision repair facility customers for the first quarter increased 8.1% over the prior year first quarter;

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Revenues from independent assessors were $17.6 million for the first quarter, representing an 8.7% decrease over the prior year first quarter. After adjusting for FX Changes, revenues from independent assessors for the first quarter increased 3.5% over the prior year first quarter;

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Revenues from automotive recycling, salvage and other customers were $24.8 million for the first quarter, representing a 0.2% increase over the prior year first quarter. After adjusting for FX Changes, revenues from automotive recycling, salvage and other customers for the first quarter increased 3.5% over the prior year first quarter.

Fiscal Year 2013 Outlook:
We are updating our previously issued outlook for our full fiscal year ending June 30, 2013 as follows:

	Previous Fiscal Year 2013 Outlook	Current Fiscal Year 2013 Outlook
Revenues	$780 million — $788 million	$810 million — $818 million
Net Income attributable to Solera Holdings, Inc.	$83 million — $89 million	$85 million — $93 million
Adjusted EBITDA	$337 million — $344 million	$345 million — $353 million
Adjusted Net Income	$170 million — $177 million	$175 million — $180 million
Adjusted Net Income per diluted common share	$2.45 — $2.55	$2.52 — $2.60

The fiscal year 2013 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, no repurchases of our common stock, minimal revenue contributions from Hurricane Sandy and an assumed 28% tax rate to calculate Adjusted Net Income.
Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2012:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2011	$1.42	$1.61
Quarter ended December 31, 2011	1.35	1.57
Quarter ended March 31, 2012	1.31	1.57
Quarter ended June 30, 2012	1.28	1.58
Quarter ended September 30, 2012	1.25	1.58
During the three months ended September 30, 2012 as compared to the three months ended September 30, 2011, the U.S. dollar strengthened against most major foreign currencies we use to transact our business. The average U.S. dollar strengthened versus the Euro by 11.6% and the Pound Sterling by 2.0%, which decreased our revenues and expenses for the three months ended September 30, 2012. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $6.7 million during the three months ended September 30, 2012.
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year. When we refer to consensus, we mean the consensus results, on an actual currency basis, of certain analysts that cover the Company, as reported on Thompson First Call.
Quarterly Dividend:
The Audit Committee of our Board of Directors approved the payment of a quarterly cash dividend of $0.125 per outstanding share of common stock and per outstanding restricted stock unit. The Audit Committee also approved a quarterly stock dividend equivalent of $0.125 per outstanding restricted stock unit granted to certain of our executive officers since fiscal year

2011 in lieu of the cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on December 4, 2012 to stockholders and restricted stock unit holders of record at the close of business on November 19, 2012.
Earnings Conference Call:
We will host our first quarter ended September 30, 2012 earnings call today at 5:00 p.m. (Eastern Time) – November 5, 2012. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until 11:59 p.m. EST on November 19, 2012. A live audiocast will also be accessible to the public by calling (866) 804-6927 or from outside the U.S., (857) 350-1673. When prompted, the following access is required: 71705298. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until 11:59 p.m. EST on November 19, 2012. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 40974458.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 and 2011
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2012	2011
Revenues	$195,719	$198,693
Cost of revenues:
Operating expenses	42,340	43,618
Systems development and programming costs	17,857	19,045
Total cost of revenues (excluding depreciation and amortization)	60,197	62,663
Selling, general and administrative expenses	50,909	48,421
Depreciation and amortization	24,195	26,008
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,454	198
Acquisition and related costs	3,158	1,356
Interest expense	17,300	12,294
Other expense, net	398	55
	157,611	150,995
Income before provision for income taxes	38,108	47,698
Income tax provision	1,697	13,252
Net income	36,411	34,446
Less: Net income attributable to noncontrolling interests	2,770	3,207
Net income attributable to Solera Holdings, Inc.	$33,641	$31,239
Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.49	$0.44
Diluted	$0.48	$0.44
Dividends paid per share	$0.125	$0.10
Weighted-average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	68,890	70,837
Diluted	69,094	71,250

Non-GAAP Financial Measures
We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature, incentive compensation arrangements with continuing employees of acquired companies and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 and 2011
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2012	2011
Net income attributable to Solera Holdings, Inc.	$33,641	$31,239
Add: Income tax provision	1,697	13,252
Net income attributable to Solera Holdings, Inc. before income tax provision	35,338	44,491
Add: Depreciation and amortization	24,195	26,008
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,454	198
Add: Acquisition and related costs	3,158	1,356
Add: Litigation related expenses	451	—
Add: Interest expense	17,300	12,294
Add: Other expense, net	398	55
Add: Stock-based compensation expense	4,024	3,606
Adjusted EBITDA	$86,318	$88,008

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, not including interest income, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% income tax rate as an approximation of our long-term effective corporate income tax rate, which includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 and 2011
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2012	2011
Net income attributable to Solera Holdings, Inc.	$33,641	$31,239
Add: Income tax provision	1,697	13,252
Net income attributable to Solera Holdings, Inc. before income tax provision	35,338	44,491
Add: Amortization of acquisition-related intangibles	16,679	19,456
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,454	198
Add: Acquisition and related costs	3,158	1,356
Add: Litigation related expenses	451	—
Add: Other expense, net excluding interest income	517	284
Add: Stock-based compensation expense	4,024	3,606
Adjusted Net Income before income tax provision	61,621	69,391
Less: Assumed provision for income taxes at 28%	(17,254)	(19,429)
Adjusted Net Income	$44,367	$49,962
Adjusted Net Income per share:
Basic	$0.64	$0.71
Diluted	$0.64	$0.70
Weighted-average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	68,890	70,837
Diluted	69,094	71,250

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2012 and JUNE 30, 2012
(In thousands, except per share amounts)
(Unaudited)

	September 30, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$542,910	$508,246
Accounts receivable, net of allowance for doubtful accounts of $2,463 and $2,356 at September 30, 2012 and June 30, 2012, respectively	134,981	129,264
Other receivables	15,466	20,953
Other current assets	23,773	23,015
Deferred income tax assets	5,825	7,709
Total current assets	722,955	689,187
Property and equipment, net	61,146	58,533
Goodwill	1,015,969	999,892
Intangible assets, net	320,761	329,741
Other noncurrent assets	25,795	27,209
Noncurrent deferred income tax assets	60,768	47,254
Total assets	$2,207,394	$2,151,816
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,811	$26,940
Accrued expenses and other current liabilities	141,714	139,276
Income taxes payable	11,421	7,279
Deferred income tax liabilities	1,530	2,216
Current portion of long-term debt	2,902	2,861
Total current liabilities	183,378	178,572
Long-term debt	1,145,828	1,143,012
Other noncurrent liabilities	35,858	32,181
Noncurrent deferred income tax liabilities	26,277	22,067
Total liabilities	1,391,341	1,375,832
Redeemable noncontrolling interests	90,297	88,603
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 68,753 and 68,895 issued and outstanding as of September 30, 2012 and June 30, 2012, respectively	587,079	582,693
Retained earnings	160,152	141,814
Accumulated other comprehensive income	(30,998)	(47,273)
Total Solera Holdings, Inc. stockholders’ equity	716,233	677,234
Noncontrolling interests	9,523	10,147
Total stockholders’ equity	725,756	687,381
Total liabilities and stockholders’ equity	$2,207,394	$2,151,816

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 and 2011
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2012	2011
Net cash provided by operating activities	$68,219	$50,203
Net cash used in investing activities	(16,728)	(16,642)
Net cash used in financing activities	(20,763)	(8,996)
Effect of foreign currency exchange rate changes on cash and cash equivalents	3,936	(17,581)
Net change in cash and cash equivalents	34,664	6,984
Cash and cash equivalents, beginning of period	508,246	371,101
Cash and cash equivalents, end of period	$542,910	$378,085

Supplemental cash flow information:
Cash paid for interest	$2,799	$3,990
Cash paid for income taxes	$5,301	$7,714

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$258	$415
Accrued contingent purchase consideration	$—	$1,712
Receivable for proceeds from sale of shares of majority-owned subsidiary	$—	$2,139

About Solera:
Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 60 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium and Greece, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, IMS providing medical review services, and Explore providing data and analytics to United States property and casualty insurers. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: the future benefits to our business and financial results relating to our investments, counter measures, customer adoption and operating discipline; our expectations regarding our prospects and business outlook for fiscal year 2013; our expectations and beliefs regarding changes in foreign currency exchange rates; and statements about dividends, acquisitions, common stock repurchases, future revenue, our effective tax rate and historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate our acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility and indenture; our ability to obtain additional financing as necessary to support our operations, including Mission 2020; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; our reliance on third-party information for our software and services; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K for the Year Ended June 30, 2012. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.
Kamal Hamid, Investor Relations of Solera Holdings, Inc.,
+1-858-946-1676,
kamal.hamid@solerainc.com